Firsthand Technology Value Fund Lists and Begins Trading
on the NASDAQ under Symbol SVVC

Closed-End Fund Provides Investors Access to Opportunities
in Privately-Held Technology and Cleantech Companies

San Jose, CA, April 18, 2011 -- Silicon Valley-based investment management firm SiVest Group, investment advisor to the Firsthand Funds, today announced the launch of Firsthand Technology Value Fund, Inc., a publicly-traded, non-diversified closed-end fund providing investors access to opportunities in privately-held technology and cleantech companies.  The Fund begins trading today on the NASDAQ under the symbol SVVC with an initial net asset value per share of $27.01.

Firsthand Technology Value seeks long-term growth of capital by making venture capital investments in private technology and cleantech companies.  Cleantech companies include those engaged in the sale of goods and services designed to harness renewable energy and materials, eliminate emissions and waste, and reduce the use of natural resources.  The Fund's current portfolio includes companies in the solar energy, semiconductor, telecom, and advanced materials industries.

"Growing worldwide energy demand poses one of the great challenges facing the technology industry today, and opens incredible opportunity for innovation on the part of skilled entrepreneurs," said Kevin Landis, chief investment officer of SiVest Group and portfolio manager of Firsthand Technology Value Fund.  "At the same time, in the investment environment of recent years, private technology companies have faced increased difficulty in raising equity financing through public capital markets, resulting in depressed private equity valuations.  We believe that combination offers exceptional investment opportunity now for investors with a long-term horizon."

As a company that has elected to be treated as a business development company under the Investment Company Act of 1940, Firsthand Technology Value is authorized to make investments in securities of both private and thinly-traded public companies.  The Fund seeks investments in companies that possess characteristics including: game-changing technology; barriers to entry (i.e., patents and other defensible intellectual property rights); an experienced management team; established financial sponsors that have a history of creating value with portfolio companies; a strong competitive industry position; and a viable exit strategy.  Current portfolio holdings of Firsthand Technology Value include:

Innovion
Innovion is a provider of foundry ion implant services for the micro-electronics industry. Ion implantation is now being utilized for emerging technology applications such as Silicon Carbide-based devices for Light Emitting Diodes (LEDs), Vertical Cavity Surface Emitting Lasers (VCSEL) for fiber optic switching networks and Silicon-on-Insulator (SOI) for silicon layer transfer.

Movius
Formed by the 2006 merger of IP Unity and the Messaging Division of Glenayre, Movius provides messaging and collaboration applications to the mobile communications industry. Its products include voice mail, unified messaging, voice sms, conferencing and video conferencing.

Silicon Genesis
Silicon Genesis (SiGen) has developed a patented layer transfer technology that enables the company to produce "kerf-free" silicon wafers for the solar photovoltaic (PV) market. The company's technology reduces the quantity of silicon required to manufacture wafers by eliminating waste and enabling wafers that are far thinner than those produced by conventional processes.

SoloPower
SoloPower is an innovator of thin-film photovoltaic (PV) cells and modules. The company is commercializing a new generation of high-efficiency, low-cost Copper- Indium-Gallium-Selenide (CIGS) based products to enable solar electricity generation at a cost that is competitive with traditional (fossil fuel) technologies.

UCT Coatings
UCT Coatings is a leader in the development of metal coatings that reduce friction and improve efficiency in mechanical systems. The company's proprietary nickel boron (NiB) coating technology offers exceptional hardness, high lubricity, and outstanding surface uniformity and has been shown to dramatically improve the energy efficiency of moving parts.

The Firsthand investment process employs extensive due diligence and utilizes the industry experience of the SiVest Group investment team to select appropriate investments.  SiVest's team serving the fund includes Mr. Landis; senior analyst and director of research Nick Schwartzman; director of business development Phil Mosakowski; and general counsel Kelvin Leung, responsible for financial and legal issues.  The current portfolio holdings listed above may change at any time.

About SiVest Group and Firsthand Funds

Based in San Jose, California, SiVest Group manages approximately $300 million on behalf of institutional and individual investors and serves as investment adviser to the Firsthand Funds family of sector-focused mutual funds.  More information on Firsthand Technology Value Fund, including its most recent filings with the Securities and Exchange Commission, can be requested by phone at (408) 886-7096 or viewed online at www.firsthandtvf.com.

Firsthand Technology Value Fund is a newly formed, externally managed, closed-end, non-diversified management investment company organized as a Maryland corporation that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended.  Its investment objective is to seek long-term growth of capital. It intends to invest at least 80% of its total assets in equity securities of what it defines as technology companies, including cleantech companies.  It expects to emphasize technology companies that SiVest believes hold the greatest potential for capital appreciation. It focuses its investments in private companies and in public companies with market capitalizations less than $250 million.  There can be no assurance the Fund's investment objective will be attained.

This news release contains statements that are not historical facts, referred to as "forward looking statements." The Fund's actual future results may differ significantly from those stated in any forward-looking statement, depending on factors such as changes in securities or financial markets or general economic conditions, the volume of sales and purchases of Fund shares, the continuation of investment advisory, administrative and service contracts, and other risks discussed from time to time in the Fund's filings with the Securities and Exchange Commission.

Media contact:

Tucker Hewes, Hewes Communications, (212) 207-9451, tucker@hewescomm.com

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